Exhibit 99.1

RICA FOODS, INC. ANNOUNCES RECEIPT

OF NOTICE BY AMEX REQUESTING

ADDITIONAL INFORMATION FROM THE COMPANY

MIAMI, FL. SEPTEMBER 16, 2003. Rica Foods, Inc. (AMEX: RCF), today announced that it received notice from the Staff of the American Stock Exchange (the “AMEX”) indicating that the Company may not be in compliance with certain of the AMEX’s continued listing requirements and requesting that the Company provide the AMEX with certain additional information regarding the Company.

More specifically, the Staff has expressed (i) public interest concerns arising from the filing and settlement by the Securities & Exchange Commission of a civil injunctive action against the Company, the Chief Executive Officer and the Chief Financial Officer and (ii) concerns stemming from the Company’s alleged noncompliance with various loan provisions and working capital deficit.

In light of these concerns, the Staff has requested, and the Company is preparing, a plan for submission to the Staff that addresses the actions the Company will take to resolve the foregoing concerns. Upon the AMEX’s review of the information requested, the Company’s common stock may resume trading.

There can be no assurance that the AMEX will determine that the Company is in compliance with the AMEX’s continued listing standards, that the Company’s common stock will resume trading and that the AMEX will not initiate delisting proceedings with respect to the Company’s securities in the future.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may affect the operating results of the Company are the following: (i) fluctuations in the cost and availability of raw materials, such as feed grain costs in relation to historical levels; (ii) market conditions for finished products, including the supply and pricing of alternative proteins which may impact the Company’s pricing power; (iii) risks associated with leverage, including cost increases attributable to rising interest rates; (iv) changes in regulations and laws, including changes in accounting standards, environmental laws, occupational and labor laws, health and safety regulations, and currency fluctuations; and (v) the effect of, or changes in, general economic conditions.

Words such as expects, anticipates, intends, plans, believes, seeks, estimates, should and variations of those words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements made by the Company and its management are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligations to update or review any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company’s results, reference is made to the Company’s registration statements, reports, or other documents filed with the Securities and Exchange Commission.

For more information contact us at (305) 858-9480, or email to: mmarenco@ricafoods.com.